UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

___________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

January 15, 2014
Date of Report (Date of earliest event reported)

Amyris, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0001-34885	55-0856121
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100
Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

___________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On January 15, 2014, Amyris, Inc. (the “Company”) sold and issued, for face value, approximately $34.04 million of senior convertible promissory notes (the “Notes”) in a closing (the “Closing”) under that certain Securities Purchase Agreement, dated as of August 8, 2013, as amended by Amendment No. 1 to Securities Purchase Agreement dated as of October 16, 2013 and Amendment No. 2 to Securities Purchase Agreement and Tranche I Note Amendment Agreement dated as of December 24, 2013 (as amended, the “SPA”). The SPA and related agreements are described in more detail in Item 1.01 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 24, 2013, in Item 1.01 of the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2013, and in Item 1.01 of the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2013, each of which is incorporated herein by reference. At the Closing, the Company issued “Tranche II Notes” (the terms of which are described below) under the SPA.

Closing of Financing Tranche II

At the Closing, Maxwell (Mauritius) Pte Ltd  purchased $25.0 million of the Tranche II Notes for cash and certain funds affiliated with Wolverine Asset Management, LLC purchased $3.0 million of the Tranche II Notes for cash. Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS) (“Total ”) purchased approximately $6.04 million of the Tranche II Notes through cancellation of the same amount of principal of previously outstanding convertible promissory notes held by Total (in respect of Total’s preexisting contractual right to maintain its pro rata ownership position through such cancellation).

Terms of Tranche II Notes

The Tranche II Notes will be due sixty months from the date of issuance and will be convertible into shares of Common Stock of the Company (“Common Stock”) at a conversion price equal to $2.87, which represents a trailing 60-day weighted-average closing price of the Common Stock on The NASDAQ Stock Market (“NASDAQ”) through August 7, 2013, subject to adjustment as described below.  Specifically, the Tranche II Notes would be convertible at the option of the holder (i) at any time 12 months after issuance, (ii) on a change of control of the Company, and (iii) upon the occurrence of an event of default.  Each Tranche II Note will accrue interest from the date of issuance until the earlier of the date that such Tranche II Note is converted into Common Stock or repaid in full.  Interest will accrue at a rate per annum equal to 10.00%, compounded annually (with graduated interest rates of 13% applicable to the first 180 days and 16% applicable thereafter as the sole remedy should the Company fail to maintain NASDAQ listing status or at 12% for all other defaults).  Interest for the first 36 months shall be payable in kind and added to principal every year following the issue date and thereafter, the Company may continue to pay interest in kind by adding to principal on every year anniversary of the issue date or may elect to pay interest in cash.

The conversion price of the Tranche II Notes is subject to adjustment (i) according to proportional adjustments to outstanding Common Stock in the case of certain dividends and distributions, (ii) according to anti-dilution provisions, and (iii) with respect to Tranche II Notes held by any purchaser other than Total, in the event that Total exchanges existing convertible notes for new securities of the Company in connection with future financing transactions in excess of its pro rata amount. The holders of the Tranche II Notes have a right to require repayment of 101% of the principal amount of the Tranche II Notes in the event of a change of control of the Company and the Tranche II Notes provide for payment of unpaid interest on conversion following such a change of control if the holders do not require such repayment.  The SPA and Tranche II Notes include covenants regarding payment of interest, maintenance of the Company’s listing status, limitations on debt and on certain liens, maintenance of corporate existence, and filing of SEC reports.  The Tranche II Notes include standard events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, cross-defaults, and breaches of the covenants in the SPA and the Tranche II Notes, with default interest rates and associated cure periods applicable to the covenant regarding SEC reporting.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 2.03 above is incorporated herein by reference.

The sale and issuance of the Tranche II Notes as disclosed in Item 2.03 of this Current Report on Form 8-K has been determined to be exempt from registration under the Act in reliance on Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amyris, Inc.
Date: January 17, 2014	By:	/s/ Nicholas S. Khadder
Nicholas S. Khadder General Counsel and Corporate Secretary